Exhibit 4(d)

EXECUTION VERSION

COMMON STOCK PURCHASE AGREEMENT

AMONG

FIRSTENERGY CORP.

AND

BIP SECURITIES II-B L.P.

Dated as of November 6, 2021

i

ii

ANNEXES

Annex A	Form of Legal Opinion
Annex B	Form of Secretary’s Certificate
Annex C	Confidentiality Agreement
Annex D	Board Observer Agreement
Annex E	Guaranty

iii

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 6, 2021, is made by and among FirstEnergy Corp., an Ohio corporation (the “Company”), on the one hand, and BIP Securities II-B L.P. (the “Investor”), on the other hand. The Company and the Investor are referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the issuance and sale of 25,588,535 shares of the Company’s common stock, with a par value of $0.10 per share (the “Common Stock”), to the Investor (such shares are referred to herein as the “Private Placement Shares”);

WHEREAS, subject to the terms and conditions contained in this Agreement, the Company has agreed to issue and sell, and the Investor has agreed to purchase, the Private Placement Shares, upon the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to the willingness of the Company to enter into this Agreement, Investor has delivered a guaranty in the form attached hereto as Annex E (the “Guaranty”) from Blackstone Infrastructure Partners L.P. (the “Guarantor”), in favor of the Company pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing the obligations of the Investor in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company and the Investor hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement, the following terms shall have the respective meanings specified below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person. “Affiliated” has a correlative meaning.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as in effect on the date hereof.

“Authorized Preferred Stock” has the meaning set forth in Section 3.2(a).

“Beneficial Ownership” means, with respect to any security, (a) record ownership of such security, or (b) beneficial ownership of such security as defined under Rule 13d-3 under the Exchange Act; provided, that such beneficial ownership shall further be deemed to include any shares or other units of such security that are referenced in any total return swap contracts or similar financial instruments or transactions, whether or not cash-settled, that are owned of record or beneficially by such Person. “Beneficially Own,” “Beneficially Owns,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“BIP Affiliate” means the Guarantor and its Controlled Affiliates but excluding, for the avoidance of doubt, any portfolio company Controlled by the Guarantor or Controlled by any funds managed or advised by the Guarantor or any of its Controlled Affiliates; provided, that the term “BIP Affiliate” shall also include any Affiliates of the Investor or Affiliates of Blackstone Inc. that receive or have access to Confidential Information and/or Evaluation Material (as such term is defined in the Confidentiality Agreement and the Board Observer Agreement, respectively).

“Board” has the meaning set forth in the Recitals.

“Board Observer” has the meaning set forth in Section 5.5(d).

“Board Observer Agreement” has the meaning set forth in Section 5.5(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code of Regulations” means the Second Amended and Restated Code of Regulations of the Company, as in effect on the date hereof.

“Common Stock” has the meaning set forth in the Recitals.

“Communication Conditions” has the meaning set forth in Section 5.4(b).

“Company” has the meaning set forth in the Preamble.

“Company Investments” has the meaning set forth in Section 5.4(a).

“Company Policies” has the meaning set forth in Section 5.5(b).

“Company SEC Documents” has the meaning set forth in Section 3.8(a).

“Company Shelf Registration Statement” has the meaning set forth in Section 8.2(b)(i).

“Company Shelf Takedown Public Offering” has the meaning set forth in Section 8.2(b)(i).

“Company Shelf Takedown Public Offering Notice” has the meaning set forth in Section 8.2(b)(i).

“Company Shelf Takedown Public Offering Request” has the meaning set forth in Section 8.2(b)(ii).

“Confidential Information” has the meaning set forth in Section 5.1(a)(i).

“Confidentiality Agreement” has the meaning set forth in Section 5.5(b)(ii).

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by Contract or agency or otherwise. “Controls” and “Controlled by” have correlative meanings.

“Director Criteria” has the meaning set forth in Section 5.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extraordinary Event Response” means any action to the extent determined in good faith by the Company or a Subsidiary to be reasonably necessary to avoid or mitigate a material risk of immediate physical injury to any human Person, or to otherwise address COVID-19.

“Federal Power Act” means the Federal Power Act, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“Filing Deadline” has the meaning set forth in Section 8.1(a).

“Form 8-K” has the meaning set forth in Section 5.9.

“Form S-1 Shelf” has the meaning set forth in Section 8.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 8.1(a).

“Governmental Entity” means any federal, state, or local governmental or quasi-governmental instrumentality, agency, board, commission, department, court or tribunal; or any regulatory agency, bureau, commission, or authority.

“Guarantor” has the meaning set forth in the Recitals.

“Guaranty” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Form” has the meaning set forth in Section 5.10(b).

“Investment Evaluation Material” has the meaning set forth in Section 5.1(a)(i).

“Investor” has the meaning set forth in the Preamble.

“Investor Nominee” has the meaning set forth in Section 5.5(a).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” means any legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, notices of noncompliance or violations, or proceedings.

“Legend” has the meaning set forth in Section 5.3.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien or other restrictions of a similar kind.

“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate, with any such other changes, circumstances, developments, states of facts, effects or conditions, is or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, either alone or taken together with other changes, circumstances, developments, states of facts, effects or conditions, shall constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (a) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate; (b) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by any country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon any country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of any country; (c) changes in, or effects arising from or relating to, financial, banking or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (d) changes in, or effects arising from or relating to changes in, United States generally accepted accounting principles after the date hereof;

(e) changes in, or effects arising from or relating to changes in, Laws, Orders or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Entity, in each case, after the date hereof; (f) changes or effects arising from or relating to (i) the taking of any action expressly required by this Agreement or at the written request of the Investor, (ii) the failure to take any action if such action is expressly prohibited by this Agreement or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of the Investor, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers, vendors or other commercial partners; (g) strikes, work stoppages or other labor disputes; (h) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (but not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); or (i) any effects or consequences of an Extraordinary Event Response to any epidemic, pandemic or disease outbreak (including any coronavirus) or any civil protests, riots or other civil unrest, except in the case of the foregoing clauses (a), (b), (c), (d), (e) or (g), to the extent such changes or effects have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other market participants engaged in the same industry and geographic region.

“Maximum Offering Size” means the number of Registrable Securities which can be sold in an orderly manner in such offering within a price range acceptable to the Company.

“MNPI” has the meaning set forth in Section 4.7(c).

“New Securities” has the meaning set forth in Section 7.1.

“Nomination Period” has the meaning set forth in Section 5.5(a).

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Piggyback Eligible Holder” has the meaning set forth in Section 8.2(a)(i).

“Piggyback Notice” has the meaning set forth in Section 8.2(a)(i).

“Piggyback Registration” has the meaning set forth in Section 8.2(a)(i).

“Piggyback Registration Statement” has the meaning set forth in Section 8.2(a)(i).

“Piggyback Request” has the meaning set forth in Section 8.2(a)(ii).

“Placement Agents” means J.P. Morgan Securities LLC and the additional investment firms that executed the Co-Agent Engagement Letter with the Company in connection with the Private Placement Shares.

“Preemptive Rights Portion” has the meaning set forth in Section 7.2.

“Press Release” has the meaning set forth in Section 5.9.

“Private Placement” means the purchase by the Investor of the Private Placement Shares for the Purchase Amount on the terms reflected in this Agreement.

“Private Placement Shares” has the meaning set forth in the Recitals.

“Public Communications” means any communications by or on behalf of the Company or its Subsidiaries in its SEC filings, press releases, earnings calls, analyst calls or on its website, or any other communications by or on behalf of the Company or its Subsidiaries that are publicly available, including statements made by officers of the Company to media and news outlets that are publicly disseminated.

“Purchase” has the meaning set forth in Section 5.4(a).

“Purchase Amount” means the aggregate purchase price of $1,000,000,000 for the Private Placement Shares.

“Registrable Securities” means the Private Placement Shares; provided, that any such shares shall cease to constitute “Registrable Securities” upon the earliest to occur of (i) the date on which such shares are disposed of pursuant to an effective Registration Statement under the Securities Act or pursuant to Rule 144 under the Securities Act; (ii) the date on which, in the opinion of counsel to the relevant holder of such shares, such shares become eligible for sale under Rule 144 under the Securities Act without volume or manner of sale restrictions thereunder and all restrictive legends and stop transfer instructions have been removed with respect to all certificates or book entries representing the applicable Registrable Securities; and (iii) the date on which such shares cease to be outstanding.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Regulatory Approvals” has the meaning set forth in Section 5.5(c)(iii).

“Regulatory Authorities” means the Governmental Entities from which the Regulatory Approvals are required.

“Regulatory Denial” has the meaning set forth in Section 5.5(c)(ii).

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, limited partners, general partners, management companies, investment managers, shareholders, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“S-1 Shelf Filing Deadline” has the meaning set forth in Section 8.1(a).

“S-3 Shelf Filing Deadline” has the meaning set forth in Section 8.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all the reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act since January 1, 2021 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, but not including such materials, exhibits and documents furnished but not filed).

“Section 5.4(d) Information” has the meaning set forth in Section 5.1(a)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Period” has the meaning set forth in Section 8.1(b).

“Shelf Registration Statement” has the meaning set forth in Section 8.1(a).

“Standstill Period” means the period of time commencing on the date hereof and ending on the earliest to occur of (a) December 31, 2022 and (b) such time as the Investor (i) Beneficially Owns less than 75% of the Private Placement Shares acquired by it at the Closing; provided, however, if the Investor is not entitled to an Investor Nominee pursuant to this Agreement, but a Representative of the Investor is nonetheless serving on the Board at the election of the Company, such Representative recuses himself or herself from such portions of Board meetings relating to the Board’s discussion of potential Strategic Alternatives or (ii) is entitled to an Investor Nominee serving on the Board pursuant to this Agreement, but at the Investor’s election does not have, and agrees in writing will not have pursuant to Section 5.5, any such Investor Nominee serving on the Board.

“Strategic Alternative” means any of the following transactions involving the Company: (a) a merger, restructuring, business combination or recapitalization; (b) the acquisition, directly or indirectly, of not less than a majority of the outstanding voting equity of the Company calculated on a fully diluted basis; (c) the acquisition, directly or indirectly, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; (d) a takeover bid or tender or exchange offer for not less than a majority of the outstanding voting equity of the Company, calculated on a fully diluted basis; and (e) any other transaction similar or comparable to any of the foregoing transactions or that requires the Company to make a public action or statement (written or oral) regarding the possibility of any of the foregoing transactions.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary) (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Suspension Period” has the meaning set forth in Section 8.3(a)(v).

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group. For the avoidance of doubt, such term shall exclude any tax, penalties or interest thereon that result or have resulted from the non-payment of royalties.

“Tax Forms” has the meaning set forth in Section 11.10.

“Third Party” has the meaning set forth in clause (i) of the final paragraph of Section 5.4.

“Transaction Expenses” has the meaning set forth in Section 11.11.

“Unacceptable Condition” has the meaning set forth in Section 5.5(c)(ii).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Annexes and Schedules are references to the articles and sections or subsections of, and the annexes and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Annexes and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

PRIVATE PLACEMENT

Section 2.1 The Private Placement. On and subject to the terms and conditions hereof, the Investor agrees to purchase, and the Company agrees to issue and sell to the Investor, on the Closing Date, for the Purchase Amount, the Private Placement Shares, free and clear of any Liens or other restrictions on transfer (other than applicable federal and state securities Law restrictions or as set forth herein). The offer and sale of the Private Placement Shares purchased by the Investor pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act.

Section 2.2 Funding. At the Closing, subject to the issuance of the Private Placement Shares as contemplated by this Article II, the Investor shall deliver and pay, or cause to be delivered and paid, the Purchase Amount by wire transfer of immediately available funds in U.S. dollars into the bank account designated by the Company in satisfaction of the Investor’s obligation to purchase the Private Placement Shares.

Section 2.3 Closing. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the issuance, sale and purchase of the Private Placement Shares (the “Closing”) shall take place remotely via the exchange of final documents and signature pages on the third (3rd) Business Day following the satisfaction (or waiver) of the conditions set forth in Article VI (other than those conditions that by their nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other time and place as the Company and the Investor may agree. The date on which the Closing is to occur is herein referred to as the “Closing Date.” At the Closing, upon receipt by the Company of payment of the full Purchase Amount by or on behalf of the Investor to the Company by wire transfer of immediately available funds to an account designated in writing by the Company, the Company will deliver to the Investor evidence reasonably satisfactory to the Investor of the issuance of the Private Placement Shares in the name of the Investor by book-entry on the books and records of the Company. Notwithstanding anything to the contrary in this Agreement, the Private Placement Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Investor and the Placement Agents (unless otherwise set forth herein, as of the date hereof and as of the Closing Date) as set forth below.

Section 3.1 Organization and Qualification. The Company has been incorporated and is validly existing as a corporation in good standing under the Laws of the State of Ohio, has the corporate power and authority to own, lease or operate its property and to conduct its business in which it is currently engaged and presently proposes to engage and is qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that any such failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.2 Capitalization.

(a) The authorized stock of the Company consists of 700,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $100 par value (“Authorized Preferred Stock”). As of September 30, 2021, (i) 544,419,619 shares of Common Stock were issued and outstanding, (ii) 155,438 shares of Common Stock were held in treasury, (iii) 770,986 shares of Common Stock were issuable in respect of settlement of any outstanding awards of restricted share units, phantom shares, restricted stock or similar equity awards with respect to shares of Common Stock and (iv) no shares of Authorized Preferred Stock were outstanding.

(b) The Company or one or more of its direct or indirect Subsidiaries owns the common stock, membership interests or other ownership interests, as applicable, in each of its Subsidiaries free and clear of all Liens, encumbrances and adverse claims, except for such Liens, encumbrances and adverse claims as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.3 Authorization, Execution and Delivery. The Company has requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Private Placement. The execution and delivery of this Agreement and the consummation of the Private Placement have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the Private Placement. This Agreement has been executed and delivered by the Company.

Section 3.4 No Conflict. Neither the offer and sale of the Private Placement Shares nor the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will result in a violation or default of, or the imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, (a) any provision of applicable Law, (b) the Articles of Incorporation or Code of Regulations, as the case may be, (c) the organizational documents, each as amended, of any Subsidiary of the Company, (d) any agreement or other instrument binding upon the Company or any Subsidiary of the Company or (e) any Order of any Governmental Entity, agency or court having jurisdiction over the Company or any Subsidiary of the Company or any of their properties, except in the case of clauses (a), (c), (d) and (e) for any such violation, default or Lien that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.5 Consents and Approvals. No consent, approval, authorization, Order, registration, qualification or filing of or with any Governmental Entity by the Company is required in connection with the transactions contemplated herein, except such as may be required under the Exchange Act, the Securities Act, “Blue Sky” Laws, the HSR Act, the Federal Power Act, or as may be required by Section 5.5. No consent, approval, or authorization of any other Person is required to be obtained by the Company in connection with the transactions contemplated herein, except for any such consent, approval or authorization that would not reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.6 Issuance; Valid Issuance. The Private Placement Shares to be issued in connection with the consummation of the Private Placement and pursuant to the terms of this Agreement will, when issued and delivered on the Closing Date and any time thereafter, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such Private Placement Shares will be free and clear of all Taxes (except for any Taxes arising as a result of the Investor’s failure to provide a Tax Form in accordance with Section 11.10 establishing a complete exemption from withholding), Liens (other than transfer restrictions imposed hereunder, under the Articles of Incorporation or by applicable Law), preemptive rights, subscription and similar rights. Assuming the accuracy of the representations and warranties of the Investor set forth in Article IV, it is not necessary in connection with the issuance and sale of such Private Placement Shares to the Investor in the manner contemplated by this Agreement to register such issuance and sale under the Securities Act.

Section 3.7 Investment Company Act. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8 Compliance with SEC Filings.

(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC from January 1, 2021 through the date hereof (such documents, together with all other forms, documents and reports filed or furnished by the Company with the SEC, including the exhibits thereto and documents incorporated by reference therein, collectively, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company maintains (i) systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (ii) a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files with the SEC pursuant to the SEC’s rules and forms is so disclosed and includes controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and such disclosure controls and procedures were effective as of the times indicated in the Company SEC Documents. Except as otherwise disclosed in the Company SEC Documents, the Company’s internal control over financial reporting was effective as of the times indicated in the Company SEC Documents and, at such times, the Company was not aware of any material weaknesses in its internal control over financial reporting.

Section 3.9 Financial Statements. The audited financial statements and unaudited financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company), and were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, except as otherwise disclosed in the Company SEC Documents.

Section 3.10 Absence of Certain Changes or Events. Since the date of the most recent balance sheet included in the Company SEC Documents and after giving effect to the transactions contemplated by this Agreement, there has not occurred any change that has materially and adversely affected the Company’s business, financial condition or results of operations or would, individually or in the aggregate, reasonably be expected to do so, other than (a) as disclosed in or contemplated by the Company SEC Documents or other publicly available information related to the Company or its Subsidiaries or (b) changes resulting from ordinary course year-end adjustments. No stop order suspending the effectiveness of any Registration Statement of the Company is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Company, threatened by the SEC.

Section 3.11 Litigation and Regulatory Proceedings. Other than as disclosed in the Company SEC Documents and other publicly available information related to the Company or its Subsidiaries, there are no legal or governmental claims, actions, suits, arbitrations or similar proceedings pending or, to the knowledge of the Company, threatened, to which the Company or any Subsidiary of the Company is a party or to which any of the properties of the Company or any Subsidiary of the Company are subject wherein an unfavorable decision, ruling or finding would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.12 Compliance with Law. Other than as disclosed in the Company SEC Documents, the Company and each of its Subsidiaries are, and since January 1, 2021 have been, in compliance with and not in default under or in violation of any Law, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement. Other than as disclosed in the Company SEC Documents, within the past three (3) years, neither the Company nor any of its Subsidiaries have received any notice or other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company’s business, financial condition or results of operations or the Company’s ability to perform its obligations under this Agreement.

Section 3.13 No Broker’s Fees. The Company is not a party to any Contract with any Person that would give rise to a valid claim against the Investor for a brokerage commission, finder’s fee or like payment in connection with the Private Placement or the sale of the Private Placement Shares.

Section 3.14 No General Solicitation. Neither the Company nor any of its officers, directors, managers, members, employees, agents, stockholders, partners or Affiliates has either directly or indirectly engaged in any general solicitation or published any advertisement in connection with the offer and sale of the Private Placement Shares.

Section 3.15 No Integration. Neither the Company nor, to the Company’s knowledge, any of its Affiliates or any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security of the Company or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from the registration requirements imposed under Section 5 of the Securities Act for the transactions contemplated hereby or that would require such registration under the Securities Act. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) under the Securities Act is applicable to the Company (for the avoidance of doubt the Company does not make any representation as to any such disqualifying events applicable to the Placement Agents).

Section 3.16 Compliance with Listing Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NYSE. The Company is in compliance in all material respects with the listing and listing maintenance requirements of the NYSE applicable to it for the continued trading of its Common Stock thereon. Since January 1, 2021, the Company has not received any notification that the NYSE is contemplating delisting the Common Stock from the NYSE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company and the Placement Agents as of the date hereof and as of the Closing Date as set forth below.

Section 4.1 Organization, Authority, Execution and Delivery. The Investor (a) is a legal entity organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization, (b) has the requisite power and authority (corporate or otherwise) to enter into this Agreement, perform its obligations under this Agreement and to consummate the Private Placement, (c) has duly authorized the execution and delivery of this Agreement and no other corporate proceedings on the part of the Investor are necessary to authorizing the Private Placement and (d) has executed and delivered this Agreement.

Section 4.2 No Conflict. The execution and delivery by the Investor of this Agreement, the compliance by the Investor with all of the provisions hereof and the consummation of the transactions contemplated herein (a) will not conflict with, or result in a breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which the Investor is party or is bound or to which any of the property or assets of the Investor are subject other than any Lien in connection with a pledge by the Investor of its Private Placement Shares to a lender in connection with any financing arrangement, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of the Investor and (c) will not result in any violation of any Law or Order applicable to the Investor or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact the Investor’s performance of its obligations under this Agreement.

Section 4.3 Consents and Approvals. No consent, approval, authorization, Order, registration, qualification or filing of or with any Governmental Entity having jurisdiction over the Investor or any of its properties is required for the execution and delivery by the Investor of this Agreement, the compliance by the Investor with the provisions hereof and the consummation of the transactions contemplated herein, except such as may be required under the Exchange Act, the Securities Act, “Blue Sky” Laws, the HSR Act, the Federal Power Act, or as may be required by Section 5.5.

Section 4.4 No Registration. The Investor understands that (a) the Private Placement Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein or otherwise made pursuant hereto and (b) the foregoing Private Placement Shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 4.5 No Reliance. The Investor hereby acknowledges and agrees that (a) the Placement Agents are acting solely as the Company’s placement agents in connection with the Private Placement Shares and are not acting as an underwriter or in any other capacity and are not and shall not be construed as a fiduciary for the Investor, the Company or any other Person in connection with the Private Placement Shares, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation in connection with the Private Placement Shares, (c) except in the case of fraud, willful misconduct or gross negligence on the part of the Placement Agents, the Placement Agents will have no responsibility with respect to (i) any representations, warranties or agreements made by any Person under or in connection with the Private Placement Shares or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning, the Company or the Private Placement Shares, and (d) except in the case of fraud, willful misconduct or gross negligence on the part of the Placement Agents, the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Company or any other Person), whether in contract, tort or otherwise, to the Investor, or to any Person claiming through the Investor, in respect of the Private Placement Shares.

Section 4.6 Purchasing Intent. The Investor is acquiring the Private Placement Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and the Investor has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws and subject to compliance with the provisions hereof.

Section 4.7 Sophistication; Investigation.

(a) The Investor has such knowledge, sophistication and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Private Placement Shares. The Investor is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. The Investor understands and is able to bear any economic risks associated with its investment in the Private Placement Shares (including the necessity of holding such shares for an indefinite period of time and including an entire loss of its investment in the Private Placement Shares). Except for the representations and warranties expressly set forth in this Agreement, the Investor has independently evaluated the merits and risks of its decision to enter into this Agreement, is consummating the transactions contemplated by this Agreement with a full understanding, based exclusively on its own independent review, of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks, and disclaims reliance on any representations or warranties, either expressed or implied, by or on behalf of the Company. The Investor acknowledges that is it is an institutional account as defined in FINRA Rule 4512(c).

(b) The Investor acknowledges and understands that the Company has not been requested to provide, and has not provided, the Investor with any information or advice with respect to the Private Placement Shares, and such information or advice is neither necessary nor desired.

(c) The Investor acknowledges and understands that (i) the Company may possess material nonpublic information (“MNPI”) regarding the Company or its Subsidiaries not known to the Investor that may impact the value of the Private Placement Shares and (ii) the Company is not disclosing such information to the Investor. The Investor understands, based on its experience, the disadvantage to which the Investor is subject due to the disparity of information between the Company and the Investor. Notwithstanding such disparity, the Investor has deemed it appropriate to enter into this Agreement and to consummate transactions contemplated hereby. Accordingly, in the light of the Investor’s experience and sophistication, the Investor agrees that the Company shall have no liability to the Investor whatsoever due to or in connection with the Company’s use or non-disclosure of MNPI regarding the Company or its Subsidiaries not known to such Investor, including, without limitation, if and to the extent such information affects any representation, warranty or covenant of the Company hereunder, and such Investor irrevocably waives any claim that it might have based on the failure of the Company to disclose such information.

Section 4.8 No Broker’s Fees. The Investor is not a party to any Contract with any Person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the Private Placement or the sale of the Private Placement Shares or payment of the Purchase Amount.

Section 4.9 Access to Information. The Investor acknowledges that it has had the opportunity to review the SEC Reports and has been afforded the opportunity to (i) ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company and (ii) conducted and completed independent due diligence with respect to the Private Placement Shares.

Section 4.10 Current Ownership. The Investor represents and warrants on behalf of itself and all of its Affiliates that (i) assuming the accuracy of the representations and warranties of the Company in Section 3.2, as of the date hereof, the Investor, together with its Affiliates, Beneficially Owns less than 4.9% of the Common Stock issued and outstanding, and, after giving effect to the issuance and sale of the Private Placement Shares to be issued to the Investor, will Beneficially Own less than 9.9% of the Common Stock and (ii) has informed the Company in a separate writing whether any Common Stock so Beneficially Owned is Beneficially Owned by a non-U.S. entity.

Section 4.11 Guaranty. Concurrently with the execution and delivery of this Agreement, the Investor has delivered to the Company a true, correct and complete copy of the Guaranty, duly executed by the Guarantor in favor of the Company, pursuant to which the Guarantor has guaranteed the timely and full performance and discharge by the Investor, and the compliance of the Investor with, the Investor’s obligations hereunder subject to the Cap (as such term is defined in the Guaranty). The Guaranty is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach or failure to satisfy a condition on the part of the Guarantor under the Guarantee.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 Access to Information; Confidentiality.

(a) From and after the date hereof until the date that is eighteen (18) months after the date hereof, each Party hereto shall, and shall cause its Representatives to:

(i) keep confidential and not provide or disclose to any Person (A)(1) all information concerning the Company and/or the Subsidiaries (whether prepared by the Company, its Affiliates or Representatives) that (x) was furnished to the Investor and its Affiliates, including Blackstone Infrastructure Advisors L.L.C., by or on behalf of Company or its Affiliates or Representatives on or after July 1, 2021, irrespective of the form of communication and when such communication was made or (y) was learned by the Investor or its Affiliates, including Blackstone Infrastructure Advisors L.L.C., or its Representatives through a visit to the Company (including its offices or facilities) and (2) all notes, analyses, reports, compilations, memoranda, studies, interpretations, research, summaries or other derivations thereof, regardless of form, prepared by the Investor, its Affiliates or its Representatives that contain, reflect or are based on, in whole or in part, the information so furnished to the Investor, its Affiliates or its Representatives (such material in this subsection (A) is referred to as the, “Investment Evaluation Material”), (B) the content of discussions or any draft documents, proposals, strategies or compromises considered by the Parties hereto in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, in each case occurring prior to the date hereof (collectively with the Investment Evaluation Material, the “Confidential Information”), or (C) any information related to any derivatives, options, swaps, forward sales or other transactions entered into by the Investor or any Affiliate of the Investor with respect to any Company Investments that are not otherwise prohibited pursuant to Section 5.4(d) hereof (the “Section 5.4(d) Information”) (except that provision or disclosure of the Confidential Information or the Section 5.4(d) Information may be made to (1) any Affiliate or Representative of such Party who needs to know such information and who is subject to confidentiality obligations with respect to such party or who otherwise agrees to observe the terms of this Section 5.1 (and such party will remain liable to the other Party for any breach of such terms by any such Affiliate or Representative) or (2) any Person that has entered into a confidentiality agreement with the Company with respect to the confidential treatment and non-disclosure of the Confidential Information or the Section 5.4(d) Information (provided that nothing in this Section 5.1 shall be taken as an understanding or commitment by the Company to enter into a confidentiality agreement with any Person), and the provision or disclosure of the Section 5.4(d) Information may be made to any counterparty or agent thereof who needs to know the Section 5.4(d) Information for the purposes of such counterparty’s or agent’s involvement in any derivatives, options, swaps, forward sales or other transactions entered into by the Investor with respect to any Company Investments that are not otherwise prohibited pursuant to Section 5.4(d) hereof); and

(ii) not use the Confidential Information for any purpose other than in connection with this Agreement or the transactions contemplated hereby.

(b) For purposes of this Agreement the term “Confidential Information” or “Section 5.4(d) Information” shall not include documents or information that: (i) is now or subsequently becomes generally available to or known by the public (other than as a result of its disclosure in violation of this Section 5.1); (ii) is or becomes available to the Investor, its Affiliates or its Representatives on a non-confidential basis from a source other than the Company or its respective Representatives, if the Investor or its Affiliates did not know (and would not reasonably be expected to have known) that the source of the information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality owed to Company or any of its Representatives acting on its behalf with respect to that information; (iii) is independently developed by or on behalf of the Investor, its Affiliates or its Representatives acting on behalf of the Investor or its Affiliates without use of or reference to Confidential Information disclosed by the Company or any Section 5.4(d) Information; (iv) confirmed or designated in writing by the Parties as documents or information that is not Confidential Information or Section 5.4(d) Information; (v) becomes available to a Party or its Representatives through document production or discovery in connection with judicial, legal or administrative process, but subject to any confidentiality restrictions imposed by such process; (vi) a Party or any Representative thereof is required to disclose pursuant to judicial, legal or administrative process (including, but not limited, to deposition, interrogatory, request for documents, subpoena and civil investigative demand) or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Party or such Representative shall provide, to the extent reasonably practicable and legally permissible, the other Parties with prompt written notice of such legal compulsion (along with, to the extent applicable, a copy of the request or requirement and proposed disclosure, the circumstances surrounding such request or requirement, the reason that such disclosure is requested or required and the time and place such disclosure is expected to be made) and if requested by any of the other Parties, cooperate with such other requesting Parties to obtain a protective Order or appropriate remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the other requesting Parties’ sole cost and expense; provided, further, that, in the event that such protective Order or other appropriate remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that, in the advice of its counsel (which may include in-house counsel), is legally required to be disclosed and shall exercise all commercially reasonable efforts (at the other requesting Parties’ sole cost and expense) to obtain reliable assurance that confidential treatment will be accorded such disclosed information or documents; or (vii) is obtained or derived in connection with the matters contemplated by Section 5.5, the confidentiality, disclosure and use of which shall be governed by Section 5.5, the Confidentiality Agreement and the Board Observer Agreement, as applicable. The provisions of this Section 5.1 shall not apply to any Representative that, as of the date hereof, is party to a confidentiality or non-disclosure agreement with the Company, for so long as such agreement remains in full force and effect.

(c) Notwithstanding anything to the contrary, each Party and its Representatives will be permitted to disclose the Confidential Information or any Section 5.4(d) Information or any portion thereof, without notice to the other Parties, upon the routine request of any Governmental Entity having authority to regulate or oversee any aspect of such disclosing Party’s or its Representatives’ business, provided that such Party or its applicable Representatives shall advise the Governmental Entity of the confidential nature of the Confidential Information or the Section 5.4(d) Information and further provided that the other Parties or the transactions contemplated by this Agreement are not the specific target of such request.

(d) Each Party shall bear its own costs or expenses in respect of complying with the terms of, or protecting the confidentiality or limiting the disclosure of any Confidential Information or any Section 5.4(d) Information pursuant to the terms of, this Section 5.1.

(e) No portfolio company of the Investor shall receive Confidential Information or any Section 5.4(d) Information without the prior written consent of the Company. The Company agrees that no portfolio company of the Investor shall be deemed to be the Investor’s Representative, unless such portfolio company, including any director, officer or employee of such portfolio company, has actually received Confidential Information or any Section 5.4(d) Information.

(f) At any time upon the written request of a Party, each other Party will, subject to applicable Law, destroy or return to such requesting Party (at the sole option of the Party receiving such request) all copies of such requesting Party’s Confidential Information in its possession and in the possession of its Representatives. Notwithstanding the foregoing, (i) any return is subject to applicable Law, regulation, and compliance with bona fide document retention policies, and (ii) nothing herein shall require the alteration, modification, deletion or destruction of back-up tapes or other back-up media made in the ordinary course of business; provided, that any such Confidential Information retained pursuant to clauses (i) or (ii) shall be kept confidential by the Party or its Representative retaining such Confidential Information.

Section 5.2 Blue Sky. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of, the Private Placement Shares to the Investor pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Investor on the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Private Placement Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the date hereof. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.2.

Section 5.3 Legends. Each certificate evidencing securities issued hereunder, and each certificate issued in exchange for or upon the transfer of any such securities, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

In the event that any such securities are uncertificated, such securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Company shall, and shall cause its transfer agent to, remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such securities (or the securities register or other appropriate Company records, in the case of uncertificated securities), promptly upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such securities may be sold pursuant to Rule 144 under the Securities Act, pursuant to an effective registration statement, and under this Agreement. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 5.4 Investor Standstill. For the duration of the Standstill Period, and subject to the terms and conditions set forth herein, the Investor agrees that it will not, and will not permit any BIP Affiliate to, directly or indirectly (including through any of its or the BIP Affiliates’ respective Representatives), acting alone or in concert with others, without the prior written consent of the Company:

(a) acquire, agree to acquire, propose, offer to acquire, or facilitate the acquisition or ownership of (collectively, “Purchase”), any securities or other indebtedness of the Company or its Subsidiaries, any warrant or option to purchase such securities or other indebtedness, any security convertible into any such securities or other indebtedness, any derivatives or other instruments (whether or not cash settled) that utilize any such securities as a reference price or security, or any other right to acquire such securities or other indebtedness (collectively, “Company Investments”); provided, however, that (i) the Investor will be permitted to Purchase following the Closing and issuance of the Private Placement Shares up to an additional 3.5% of the issued and outstanding shares of Common Stock (calculated based on the issued and outstanding shares of Common Stock as of the date hereof, after giving effect to the issuance of the Private Placement Shares) and (ii) the Investor will be permitted to Purchase indebtedness of the Company and its Subsidiaries. For the avoidance of doubt, “Purchase” as used in this Section 5.4 shall not be deemed to include any sale or other disposition of any nature;

(b) (i) propose, or announce an intention to propose, a change in the management of the Company or its Subsidiaries or any of their respective boards of directors, or to obtain representation on any of such boards of directors, or solicit, or participate in the solicitation of, any proxies, consents or other votes with respect to any Company Investments, (ii) publicly or privately disparage or otherwise criticize the management of the Company or its Subsidiaries or any members of their respective boards of directors (individually or collectively) or the policies or practices of any of the foregoing to a Person other than the executive officers of the Company; provided, that, notwithstanding the foregoing, the Investor shall be permitted to privately respond to any unsolicited inquiry made by a third party with respect to the Private Placement Shares or the Company, so long as, in making any such response, (A) the Investor does not reference individual members of the management of the Company or its Subsidiaries or any members of their respective boards of directors, (B) the Investor does not make any statement or implication that is reasonably known by the Investor to be inconsistent or in conflict with any Public Communication on such subject), (C) the Investor provides the Company with prompt notice (and in any case within one (1) Business Day) that it has made such communication (which notice shall identify the Person with whom the Investor has communicated and a description of the nature of the discussion) (the conditions in clauses (A) through (C), the “Communication Conditions”), and (D) the Investor does not, in making any such responses, violate any other provision of this Section 5.4, (iii) make any request (written or oral), or announcement of an intention to request, that the Company amend, waive or terminate any provision of this Agreement, or its Articles of Incorporation or Code of Regulations (or any equivalent documents or amendments thereto of any of the foregoing), or (iv) demand a copy of the Company’s stockholder list or other books or records;

(c) make any statement or proposal (written or oral) to any of the Company’s or its Subsidiaries’ boards of directors, individual directors or management of such entities, or make any statement or proposal (written or oral) with respect to, a merger, restructuring, business combination, sale of assets, recapitalization, dividend, share repurchase or liquidation, or any similar or comparable transaction, or that requires any such entity to make a public action or statement (written or oral) regarding the possibility of any of the foregoing;

(d) take a net economic short interest in the Common Stock or debt securities of the Company, in each case on an as-converted, as-exercised basis for any securities of or other interests (including any hedging or derivative transactions) in the Company then held by the Investor;

(e) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire Beneficial Ownership of any Common Stock or that seeks to affect Control of Company or has the purpose of circumventing any provision of this Agreement;

(f) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

(g) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Person in connection with any conduct proscribed by the foregoing; or

(h) form a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any other Person (other than Affiliates and, including for these purposes, Affiliates of Blackstone Inc.).

Notwithstanding the foregoing:

(i) this Section 5.4 shall be inoperative and of no force and effect at such time when any of the following conditions is satisfied: (A) the Company has announced that it has entered into an agreement, transaction or series of related transactions with a Person (a “Third Party”) other than the Investor or any Person acting jointly or in concert with the Investor, that will result in (1) a merger of the Company with such Third Party or (2) the acquisition, directly or indirectly, of not less than a majority of the outstanding voting equity of the Company calculated on a fully diluted basis, or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis; (B) any Third Party has actually commenced a bona fide takeover bid or tender or exchange offer for not less than a majority of the outstanding voting equity of the Company, calculated on a fully diluted basis, and the Company, in a formal filing under applicable securities Laws, recommended acceptance of, or, after consideration of the takeover bid or tender or exchange offers, states that it remains neutral with respect to, such takeover bid or tender or exchange offer; or (C) if the Company or its Subsidiaries (1) announces the engagement of a restructuring advisor or (2) files for or is subject to a proceeding for bankruptcy, reorganization, liquidation, dissolution or the like;

(ii) notwithstanding anything to the contrary in this Section 5.4, the Investor and the BIP Affiliates shall in all cases be permitted to (A) make confidential proposals to the Board (including with respect to any matter otherwise prohibited by this Section 5.4), other than such proposals that would reasonably be expected to require public disclosure pursuant to applicable Law, and (ii) make confidential requests to the Board that the Company waive, amend, or otherwise modify any provision of this Section 5.4;

(iii) nothing in this Section 5.4 shall be understood to prohibit or otherwise limit the Investor or its Affiliates from (A) trading, directly or indirectly, (1) in Common Stock or indebtedness of the Company as permitted by Section 5.4(a) and such trading shall comply with the restrictions in Section 5.4(d), or (2) in any index, exchange traded fund, benchmark or other basket of securities which may contain, or otherwise reflect the performance of, any securities of the Company, including but not limited to “XLU” on the NYSE Arca Exchange or (B) engaging in private communications solely with the executive officers of the Company; and

(iv) (A) public responses by the Investor to any unsolicited public statement or press release by a Third Party with respect to the Private Placement Shares or the Company that specifically names or references the Investor or any of its employees, Affiliates or agents will be permitted so long as (1) the Investor complies with the Communications Conditions and (2) such public response relates only to the Private Placement Shares or the Company, or otherwise does not violate Section 5.4(b), (c) or (e) (or Section 5.4(f) or (g) as relates to the foregoing) and (B) receipt of any unsolicited inquiries or indications of interest relating to the Company or its Subsidiaries by the Investor or its Affiliates shall not constitute a breach of the obligations in this Section 5.4; provided, that in the case of sub-clause (B), the Investor shall promptly inform the Company of such inquiries or indications of interest.

Section 5.5 Board Nomination and Observer Rights.

(a) Subject to Section 5.5(b) and (c), from and after the Closing Date, for so long as the Investor Beneficially Owns at least 75% of the Private Placement Shares acquired by it at the Closing (such period, the “Nomination Period”), the Investor shall have the right to nominate one (1) natural person for election to the Board (the “Investor Nominee”) and the Company shall: (i) upon the occurrence of a vacancy on the Board during the Nomination Period, if the Investor Nominee is not then serving as a member of the Board, cause the Investor Nominee to be appointed to the Board; and (ii) in connection with each annual meeting of the stockholders of the Company at which directors are generally elected during the Nomination Period, (A) include the Investor Nominee as a nominee for election to the Board; (B) include the Investor Nominee in the Company’s notice of annual meeting (or any supplement thereto); (C) not nominate more nominees than the number of persons to be elected to the Board at such annual meeting (which amount shall be inclusive of the Investor Nominee); and (D) use reasonable best efforts to cause the election of the Investor Nominee so nominated by the Company (including by (x) recommending that the Company’s stockholders vote in favor of the election of the Investor Nominee and (y) otherwise supporting the Investor Nominee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate). During the Nomination Period, if (following appointment or election to the Board) the Investor Nominee resigns, is removed, or is otherwise unable to serve for any reason (including as a result of death or disability) and the Investor then shall have the right to designate an Investor Nominee pursuant to this Section 5.5 and, subject to Section 5.5(b) and (c), the Investor shall be entitled to designate a replacement Investor Nominee, and the Board shall use its reasonable best efforts to cause such replacement Investor Nominee to fill such vacancy and to be appointed to the

Board. During the Nomination Period, if an Investor Nominee is not re-elected, then, subject to Section 5.5(b) and (c), the Investor shall be entitled to designate a replacement Investor Nominee, and the Board of Directors shall use its reasonable best efforts to cause such replacement Investor Nominee to be elected to the Board. In the event that the Investor ceases to Beneficially Own at least 75% of the Private Placement Shares acquired by it at the Closing, if requested by the Board, the Investor shall cause the Investor Nominee to immediately resign as director and the Investor shall no longer have any rights under this Section 5.5.

(b) (i) The Investor Nominee must be approved by the Board, such approval not to be unreasonably withheld, conditioned or delayed, and comply with all written policies, procedures, processes, codes, rules, standards and guidelines applicable to all non-employee Board members and of which the Investor Nominee has been provided written copies in advance (or which have been filed with the SEC or posted on the Company’s website), including the Company’s Code of Conduct, Corporate Governance Policies, corporate policies on ethical business conduct, political contributions, lobbying and other political activities policy, conflicts of interest policy, Board confidentiality policy, insider trading policy, anti-hedging policy and governance policies (collectively, the “Company Policies”), shall recuse himself or herself from such portions of Board or committee meetings, if any, involving actual conflicts between the Company and the Investor, and shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees (except to the extent permitted in the Confidentiality Agreement to be entered into pursuant to Section 5.5(b)(ii)). For the avoidance of doubt, the Board’s approval of an Investor Nominee pursuant to this Section 5.5 shall not be considered unreasonably withheld if such Investor Nominee does not: (A) qualify as “independent” under the Board’s independence guidelines, the independence requirements of the NYSE, and the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K under the Exchange Act, (B) have the relevant financial and business experience to be a director of the Company, (C) satisfy the requirements set forth in the Company Policies, in each case as in effect as of the date of this Agreement or in accordance with such additional or amended guidelines and policies approved by the Board that are applicable to all directors of the Company, or (D) confirm in writing that their appointment is in compliance with Section 305 of the Federal Power Act and is not inconsistent with the requirements of Section 8 of the Clayton Act (collectively clauses (A) through (D), the “Director Criteria”); provided that no new Director Criteria will be adopted that would have prevented the Investor Nominee from becoming a director had such criteria been in effect as of the date of this Agreement.

(ii) For so long as the Investor Nominee is serving as a member of the Board in accordance with this Section 5.5, the Investor Nominee shall be permitted to and may provide Evaluation Material (as such term is defined in the Confidentiality Agreement) subject to and in accordance with the terms of the confidentiality agreement in the form attached to this Agreement as Annex C (the “Confidentiality Agreement”) (which the Investor agrees to execute and deliver, and to cause the Investor Nominee to execute and deliver, to the Company).

(c) (i) Until such time as all Regulatory Approvals are obtained, no Investor Nominee serving as a member of the Board shall have the right to vote at any meeting of the Board or any Board committees.

(ii) As soon as practicable following the time of occurrence of any Regulatory Denial, the Investor Nominee shall resign from the Board (and the Investor shall cause the Investor Nominee to promptly take such action). The term “Regulatory Denial” shall mean that a Regulatory Authority has, following the exhaustion of all available regulatory and subsequent court appeals processes, (x) required the termination of the Investor Nominee as a director of the Company, (y) denied or declined to grant any required approvals or clearances necessary to permit the Investor Nominee to remain a director of the Company in accordance this Agreement or (z) included an Unacceptable Condition to any such approval or clearance. “Unacceptable Condition” means any condition, term, commitment, sanction, undertaking, concession or requirement, including a divestiture, rate credit, rate change, operational investment, financial payment, governance requirement, subsidiary board of director change, audit, independent monitor, dividend restriction or limitation, or any ringfencing or financial protection condition, which, individually or in the aggregate, in the opinion of the Company or the Investor, in each case acting reasonably and in good faith, would cause a material and adverse effect on the Company, any of its Subsidiaries or Affiliates, or the Investor. In the event that any Regulatory Authority shall require the termination of the Investor Nominee as a director of the Company, (x) each of the Company and the Investor shall cooperate pursuant to Section 5.5(c)(iii) below to obtain all necessary Regulatory Approvals to permit such Investor Nominee to promptly rejoin the Board and (y) in the interim, the Company shall appoint to the Board, in replacement of the Investor Nominee, an independent director who is not Affiliated with the Investor and who is reasonably acceptable to both the Investor and the Company, and who shall resign from the Board promptly upon such time, if any, that such Investor Nominee is permitted to rejoin the Board.

(iii) The Company and the Investor will each use reasonable best efforts (including the exhaustion of all available appeals processes) to (x) obtain all approvals and clearances of the Regulatory Authorities necessary to permit the Investor Nominee to remain a director of the Company (or to rejoin the Board, as applicable), to vote at meetings of the Board or any Board committee and to take the other actions contemplated by this Agreement and the Confidentiality Agreement on terms which are acceptable to each of the Company and the Investor (the “Regulatory Approvals”) as promptly as practicable following the date hereof, and (y) oppose all actions of the Regulatory Authorities which constitute or could reasonably be expected to give rise to a Regulatory Denial or an Unacceptable Condition, and the Company and the Investor will cooperate fully with each other in promptly seeking to obtain all such approvals and clearances, including in each case by causing their respective directors, officers, employees and agents to testify and provide requested documentation, as applicable (the Company and the Investor believing that the Investor Nominee remaining as a director of the Company would be desirable and beneficial to the Company); provided, that, for the avoidance of doubt, the foregoing shall not require the Investor to take any action that may be adverse to, or may result in any liability for, any portfolio company Controlled by the Investor or any of its Affiliates or Controlled by any funds managed or advised by the Investor or any of its Affiliates. The Company and the Investor shall make all necessary filings with the Regulatory Authorities in connection with the Regulatory Approvals as promptly as practicable following the date hereof. In addition, as a further condition to the Investor Nominee’s appointment or nomination for election to the Board, the Investor Nominee will (and the Investor agrees to cause the Investor Nominee to) provide to the Company such information and materials as the Company routinely receives from other members of the Board or as is required to be disclosed in proxy statements under applicable law or as is otherwise reasonably requested by the Company from time to time from all members of the Board (or as otherwise required with respect to the Investor Nominee in connection with the pursuit of the Regulatory Approvals) in connection with the Company’s legal, regulatory, auditor or stock exchange requirements, including a completed directors and officers questionnaire.

(d) During the Nomination Period, in the event an Investor Nominee is not serving on the Board, the Company shall provide the Investor notice (in the same manner as notice is given to directors), and permit one (1) natural person designated by the Investor to attend as observer (the “Board Observer”) all meetings of the Board, and shall provide to the Board Observer the same materials concerning the Company, and access thereto, distributed to members of the Board in connection with the applicable meeting; provided, however, that (i) such Board Observer shall be approved by the Board, such approval not to be unreasonably withheld, conditioned or delayed, (ii) such Board Observer shall not be a member of the Board and will have no voting rights, (iii) such Board Observer must comply with all Company Policies to the same extent as though such Board Observer were a member of the Board, (iv) the Investor shall have executed the Board Observer Agreement in the form attached hereto as Annex D (the “Board Observer Agreement”) and (v) such Board Observer shall have executed and delivered to the Company a copy of the Acknowledgment and Agreement to be Bound in the form attached as Exhibit A to the Board Observer Agreement.

Section 5.6 Use of Proceeds. The Company will utilize the proceeds from the sale of the Private Placement Shares to fund capital expenditures at its Subsidiaries and for other general corporate purposes, including repayment of indebtedness or contributions to Company-sponsored pension or other benefit plans, as determined by the Company.

Section 5.7 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to (a) until such time as all Private Placement Shares are no longer Registrable Securities, use its commercially reasonable efforts to make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act at, in each case, all times from and after the date hereof and (b) so long as the Investor owns any Registrable Securities, furnish, unless otherwise available at no charge by access electronically to the SEC’s EDGAR filing system, to the Investor forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company, and (ii) such other reports and documents of the Company so filed with the SEC as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing the Investor to sell any such Registrable Securities without registration.

Section 5.8 NYSE Listing Application. The Company shall file a supplemental listing application with the NYSE or such other national exchange on which the Common Stock is listed with respect to the Private Placement Shares prior to the Closing Date. The Company shall use commercially reasonable efforts to cause the Private Placement Shares to be approved for listing, subject to notice of issuance, on the NYSE or such other national exchange on which the Common Stock is listed at Closing.

Section 5.9 Non-Public Information. On or before 9:30 a.m., New York local time, on the Business Day immediately following the date hereof, the Company shall issue a press release (the “Press Release”), and no later than 5:30 p.m., New York local time, on the Business Day immediately following the date hereof shall file a Current Report on Form 8-K, in the form required by the Exchange Act (the “Form 8-K”) announcing the entry into this Agreement and describing the material terms of the transactions contemplated by this Agreement, as well as disclosing any other MNPI that the Company may have provided the Investor at any time prior to the issuance of the Press Release and the filing of the Form 8-K. From and after the issuance of such Press Release and the filing of the Form 8-K, the Company shall have publicly disclosed all MNPI delivered to the Investor by the Company, or any of its officers, directors, employees or agents prior to the time the Press Release is issued and the Form 8-K is filed in connection with the transactions contemplated by this Agreement. The Company and the Investor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Investor shall issue any such press release nor otherwise make any such public statement with respect to the transactions contemplated hereby, without the prior consent of the Company, with respect to any press release or public statement of the Investor, or without the prior consent of the Investor, with respect to any press release or public statement of the Company, which consent shall not unreasonably be withheld or delayed; provided, however, that the Company shall be entitled, without the prior approval of the Investor, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Form 8-K and (ii) as is required by Law. Without the prior consent of the Investor, the Company shall not publicly disclose the name of the Investor in any filing, announcement, release or otherwise other than in connection with any Registration Statement covering the Private Placement Shares or unless such disclosure is required by Law.

Section 5.10 Reasonable Best Efforts; Filings. (a) Subject to the terms and conditions of this Agreement, each of the Company and the Investor shall cooperate with each other and use (and shall cause its Subsidiaries (excluding, for the avoidance of doubt, with respect to the Investor, any portfolio company Controlled by the Investor or any of its Affiliates or Controlled by any funds managed or advised by the Investor or any of its Affiliates) to use) its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable, and in any event on or before the Outside Date, and to consummate and make effective, in the most expeditious manner reasonably practicable, the Private Placement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Private Placement, (iii) execute and deliver any additional instruments necessary to consummate the Private Placement and (iv) defend or contest in good faith any Legal Proceeding brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Private Placement.

(b) The Company and the Investor agree to make an appropriate filing of a Notification and Report Form (“HSR Form”) pursuant to the HSR Act with respect to the Private Placement (which shall request, to the extent available, the early termination of any waiting period applicable to the Private Placement under the HSR Act) as promptly as reasonably practicable following the date of this Agreement, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents that may be required pursuant to the HSR Act, so as to enable the parties hereto to consummate the Private Placement.

(c) Each of the Company and the Investor shall use their respective reasonable best efforts to (i) cooperate in all respects with the other party in connection with any filing or submission with a Governmental Entity in connection with the Private Placement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Private Placement, including any proceeding initiated by a private person, (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by the Company or the Investor, as the case may be, from or given by the Company or the Investor, as the case may be, to the Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Private Placement, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other Parties with respect to information relating to such Party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Private Placement, other than “4(c) and 4(d) documents” as that term is used in the rules and regulations under the HSR Act and other confidential information contained in the HSR Form, and (iv) to the extent permitted by the Federal Trade Commission, the U.S. Department of Justice or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

ARTICLE VI

CONDITIONS TO THE PARTIES’ OBLIGATIONS

Section 6.1 Conditions of the Investor. The obligations of the Investor to consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable law) by the Company, on or prior to the Closing Date, of each of the following conditions precedent:

(a) (i) Each of the representations and warranties of the Company contained in Article III of this Agreement (other than Section 3.1 (Organization and Qualification), Section 3.2

(Capitalization), Section 3.3 (Authorization, Execution and Delivery), Section 3.6 (Issuance; Valid Issuance), Section 3.10 (Absence of Certain Changes), Section 3.13 (No Broker’s Fees) and Section 3.16 (Compliance with Listing Requirements) of this Agreement) shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company’s ability to perform its obligations under this Agreement, and (ii) each of the representations and warranties of the Company contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authorization, Execution and Delivery), Section 3.6 (Issuance; Valid Issuance), Section 3.13 (No Broker’s Fees) and Section 3.16 (Compliance with Listing Requirements) of this Agreement shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time).

(b) The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) The Investor shall have received (i) a certificate signed on behalf of the Company by a duly authorized officer certifying to the effect that the conditions set forth in Section 6.1(a) and (b) have been satisfied, (ii) the opinion of Jones Day, counsel to the Company, substantially in the form set forth in Annex A attached hereto, and (iii) an executed certificate of the Secretary or Assistant Secretary of the Company, substantially in the form set forth in Annex B attached hereto.

(d) There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(e) The Board shall have approved an initial Board Observer pursuant to Section 5.5.

(f) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(g) Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the consummation of the transactions contemplated hereby under the HSR Act.

(h) The Private Placement Shares shall have been approved for listing on the NYSE or such other national exchange on which the Common Stock is listed, subject to official notice of issuance.

Section 6.2 Conditions of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or written waiver (to the extent any such waiver is permitted by applicable law) by the Investor, on or prior to the Closing Date, of each of the following conditions precedent:

(a) (i) Each of the representations and warranties of the Investor contained in Article IV of this Agreement (other than Section 4.1 (Organization, Authority, Execution and Delivery)) shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), except where the failure of such representations and warranties to be so true and correct, without giving effect to any qualification or limitation as to “materiality” or similar qualifier set forth therein, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Investor’s ability to consummate the transactions under this Agreement and (ii) each of the representations and warranties of the Investor contained in Section 4.1 (Organization, Authority, Execution and Delivery) of this Agreement shall be true and correct in all but de minimis respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

(b) The Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Investor at or prior to the Closing.

(c) The Investor shall have paid the purchase price of the Private Placement Shares to be purchased by such Purchaser in full at the Closing by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) There shall be no injunction, order or decree of any nature of any Governmental Entity in effect that restrains, prohibits or makes illegal the consummation of the transactions contemplated hereby.

(e) The (i) Investor shall have executed the Board Observer Agreement and (ii) Board Observer shall have executed the Acknowledgment and Agreement to be Bound in the form attached as Exhibit A to the Board Observer Agreement.

(f) Any applicable waiting periods shall have expired or been terminated, and any approvals required shall have been obtained, in each case relating to the consummation of the transactions contemplated hereby under the HSR Act.

ARTICLE VII

PREEMPTIVE RIGHTS

Section 7.1 Generally. During the six (6)-month period following the Closing, so long as the Investor Beneficially Owns at least 75% of the Private Placement Shares acquired by it at the Closing, if the Company proposes to make any offering of $100,000,000 or more of Common Stock or any options or other securities convertible into Common Stock (collectively, “New Securities”) (other than (1) issuances of Common Stock as compensation to directors, officers, employees, consultants or other agents of the Company, (2) issuances of Common Stock pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan, stock investment plan, dividend reinvestment plan or stock ownership plan or similar benefit plan, program or agreement, (3) issuances made as consideration for any acquisition (by sale, merger in which the Company is the surviving corporation, or otherwise) by the Company of equity in, or assets of, another Person, business unit, division or business and (4) pro rata issuances of Common Stock issued as a result of a stock split, stock dividend, spin-off, reclassification or reorganization or similar event, in each case of this clause (4), in which the Investor does not participate), the Investor shall be afforded the opportunity to acquire from the Company its Preemptive Rights Portion (as defined below) of such New Securities for the same price and on the same terms as that offered to the other purchasers of such New Securities; provided, that the Investor shall not be entitled to acquire any New Securities pursuant to this Section 7.1 to the extent the issuance of such New Securities to the Investor would require approval of the stockholders of the Company as a result of the Investor’s status, if applicable, as an Affiliate of the Company or pursuant to the rules and listing standards of the NYSE until the Company obtains such approval, and the Company shall use reasonable best efforts to obtain such approval as promptly as practicable; provided, further, that upon receipt of any such required approval by the Company, the Company shall comply with its obligations under, and the Investor shall have the rights pursuant to, Section 7.3 in respect of any New Securities the Investor was entitled to acquire but restricted by operation of the preceding shareholder approval requirement.

Section 7.2 Calculation of Preemptive Rights Portion. Subject to the foregoing proviso in Section 7.1, the amount of New Securities that the Investor shall be entitled to purchase in the aggregate (the “Preemptive Rights Portion”) shall be:

(a) if the price per share in the offering of the New Securities is less than $39.08, an amount equal to 50% of the total number of shares of New Securities actually issued; or

(b) if the price per share in the offering of the New Securities is equal to or greater than $39.08, an amount equal to the product of (1) the total number of shares of New Securities actually issued multiplied by (2) a fraction, the numerator of which is the number of shares of Common Stock (on an as-converted basis) held by the Investor, as of the date on which the Company gives the Investor written notice pursuant to Section 7.3, and the denominator of which is the aggregate number of shares of Common Stock (on an as-converted basis) outstanding as of such date.

Section 7.3 Preemptive Rights Notices and Procedures. If the Company proposes to offer New Securities, it shall give the Investor written notice of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the Registration Statement filed with respect to such offering) at least ten (10) Business Days prior to such issuance (or, in the case of a registered public offering, at least ten (10) Business Days prior to the commencement of such registered public offering) (provided, that to the extent the terms of such offering cannot reasonably be provided ten (10) Business Days prior to such issuance, notice of such terms may be given as promptly as reasonably practicable but in any event prior to such issuance). The Company may provide such notice to the Investor on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, the Investor may notify the Company in writing at any time on or prior to the second (2nd) Business Day immediately preceding the date of such issuance (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of such issuance, at any time prior to such issuance) whether the Investor will exercise such preemptive rights and as to the amount of New Securities the Investor desires to purchase, up to the Preemptive Rights Portion calculated pursuant to Section 7.2, and the price (or range of prices) at which the Investor is willing to purchase New Securities. In the case of a registered public offering, the Investor shall notify the Company in writing at any time prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether the Investor will exercise such preemptive rights and as to the amount of New Securities the Investor desires to purchase, up to the Preemptive Rights Portion calculated pursuant to Section 7.2, and the price (or range of prices) at which the Investor is willing to purchase New Securities. Such notice to the Company shall constitute a binding commitment by the Investor to purchase the amount of New Securities so specified at the price and other terms set forth in such notice to the Company. Subject to receipt of the requisite notice of such issuance by the Company, the failure of the Investor to respond prior to the time a response is required pursuant to this Section 7.3 shall be deemed to be a waiver of the Investor’s preemptive rights under this Article VII only with respect to the offering described in the applicable notice.

Section 7.4 Purchase of New Securities. The Investor shall purchase the New Securities that it has elected to purchase under this Article VII concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals); provided, that if such related issuance is prior to the twentieth (20th) Business Day following the date on which the Investor has notified the Company that it has elected to purchase New Securities pursuant to this Article VII, then the Investor shall purchase such New Securities within twenty (20) Business Days following the date of the related issuance. If the proposed issuance by the Company of Common Stock which gave rise to the exercise by the Investor of its preemptive rights pursuant to this Article VII shall be terminated or abandoned by the Company without the issuance of any New Securities, then the preemptive rights of the Investor pursuant to this Article VII shall also terminate as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Investor in respect thereof shall be promptly refunded in full.

Section 7.5 Consideration Other than Cash. In the case of the offering of Common Stock for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the Board; provided, however, that such fair value as determined by the Board shall not exceed the aggregate market price of the shares of Common Stock being offered as of the date the Board authorizes the offering of such shares of Common Stock.

Section 7.6 Miscellaneous. The election by the Investor to not exercise its preemptive rights under this Article VII in any one instance shall not affect its rights as to any subsequent proposed issuance. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s rights pursuant to this Article VII, including securing any required approvals or consents.

ARTICLE VIII

REGISTRATION RIGHTS

Section 8.1 Shelf Registration Statement.

(a) (i) No later than the latest to occur of (A) sixty (60) days after the date hereof or (B) the Closing Date (such later date, the “S-3 Shelf Filing Deadline”), the Company shall file a Registration Statement on Form S-3 covering the resale of all of the Registrable Securities held by the Investor on a delayed or continuous basis (the “Form S-3 Shelf”), or (ii) no later than the latest to occur of (A) ninety (90) days after the date hereof or (B) the Closing Date (such later date, the “S-1 Shelf Filing Deadline” and, along with the S-3 Shelf Filing Deadline, each, a “Filing Deadline”), in the event that the Company is not eligible to file the Form S-3 Shelf as of or prior to the S-3 Shelf Filing Deadline, the Company shall file a Shelf Registration Statement on Form S-1 (a “Form S-1 Shelf” and, along with a Form S-3 Shelf, each a “Shelf Registration Statement”).

(b) Subject to the terms of this Agreement, including any applicable Suspension Period, the Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act promptly after the filing thereof, but in the event of no “review” by the SEC, no later than the thirtieth (30th) calendar day following the applicable Filing Deadline, and shall use its reasonable efforts to keep such Shelf Registration Statement, or a successor Registration Statement thereto, continuously effective under the Securities Act until the date that all Registrable Securities covered by such Shelf Registration Statement have been disposed by the Investor or are no longer Registrable Securities; provided, that in no event shall the Company’s obligation to keep such Shelf Registration Statement effective extend beyond the three-year anniversary of the date on which the Investor ceases to Beneficially Owns 75% or more of the Private Placement Shares acquired by it at the Closing. In the event the Company becomes ineligible to use the Form S-3 Shelf during the Shelf Period (as defined below), the Company shall file a Form S-1 Shelf not later than sixty (60) Business Days after the date the Company becomes so ineligible, and shall use its reasonable efforts to have such Shelf Registration Statement declared effective promptly (the period during which the Company shall use its reasonable efforts to keep the Shelf Registration Statement continuously effective under the

Securities Act in accordance with this Section 8.1 is referred to as the “Shelf Period”). In the event the Company files a Form S-1 Shelf (either prior to the S-1 Shelf Filing Deadline or during the Shelf Period) and thereafter becomes eligible to use a Form S-3 Shelf, the Company shall use its reasonable efforts to convert the Form S-1 Shelf to a Form S-3 Shelf promptly after the Company becomes so eligible.

(c) The Company shall notify the Investor by e-mail of the effectiveness of a Shelf Registration Statement on the same Business Day that the Company telephonically confirms effectiveness with the SEC. The Company shall file a final prospectus with the SEC to the extent required by Rule 424 under the Securities Act. The “Plan of Distribution” section of such Shelf Registration Statement shall provide for permitted means of disposition of Registrable Securities, including agented transactions, sales directly into the market, and purchases or sales by brokers.

Section 8.2 Piggyback Registrations.

(a) (i) If at any time the Company proposes to file a Registration Statement, other than a Shelf Registration Statement under Section 8.1, for an offering of securities for cash in connection with a public offering of Common Stock by the Company (excluding an offering relating solely to an employee benefit plan, dividend reinvestment plan or stock purchase plan, an offering relating to a transaction on Form S-4, a rights offering or an offering on any form of Registration Statement that does not permit secondary sales) (a “Piggyback Registration Statement”), the Company shall give prompt written notice (the “Piggyback Notice”) to the Investor, to the extent it holds Registrable Securities (the “Piggyback Eligible Holder”), of the Company’s intention to file a Piggyback Registration Statement reasonably in advance of (and in any event at least ten (10) Business Days before) the anticipated filing date of such Piggyback Registration Statement. The Piggyback Notice shall offer the Piggyback Eligible Holder the opportunity to include for registration in such Piggyback Registration Statement the number of Registrable Securities of the same class and series as those proposed to be registered as it may request, subject to Section 8.2(c) (a “Piggyback Registration”).

(ii) Subject to Section 8.2(c), the Company shall use its commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Company has received written requests (each, a “Piggyback Request”) from the Piggyback Eligible Holder within five (5) Business Days after receipt of the Piggyback Notice. If the Piggyback Eligible Holder decides not to include all of its Registrable Securities in any Piggyback Registration Statement thereafter filed by the Company, the Piggyback Eligible Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Piggyback Registration Statements or Registration Statements as may be filed by the Company with respect to offerings of Registrable Securities, all upon the terms and conditions set forth herein. The Company shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register pursuant to the Piggyback Requests, to the extent required to permit the disposition of the Registrable Securities so requested to be registered.

(b) (i) If at any time the Company proposes to sell securities that have been previously registered pursuant to a Shelf Registration Statement (a “Company Shelf Registration Statement”) in a public offering for cash in connection with a public offering of Common Stock by the Company (a “Company Shelf Takedown Public Offering”), the Company shall give written notice (the “Company Shelf Takedown Public Offering Notice”) to the Investor of such Company Shelf Takedown Public Offering at least five (5) Business Days before the anticipated pricing date of such Company Shelf Takedown Public Offering. The Company Shelf Takedown Public Offering Notice shall give the Investor the opportunity to include for offering in such Company Shelf Takedown Public Offering Registrable Securities of the same class and series as those proposed to be sold in such Company Shelf Takedown Public Offering at the Investor’s request, but only if the Registrable Shares requested for inclusion are registered under an effective Shelf Registration Statement, as necessary to allow such Registrable Securities to be sold in such Company Shelf Takedown Public Offering.

(ii) Subject to Section 8.2(c), the Company shall use its commercially reasonable efforts to include in each such Company Shelf Takedown Public Offering such Registrable Securities for which the Company has received a written request (each, a “Company Shelf Takedown Public Offering Request”) from the Investor within three (3) Business Days after receipt of the Company Shelf Takedown Public Offering Notice. If the Investor decides not to include all of its Registrable Securities in any Company Shelf Takedown Public Offering, the Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Company Shelf Takedown Public Offerings, all upon the terms and conditions set forth herein. The Company shall use its commercially reasonable efforts to include in the Company Shelf Takedown Public Offering all Registrable Securities which the Company has been so requested to include pursuant to the Company Shelf Takedown Public Offering Requests, to the extent required to permit the disposition of the Registrable Securities so requested to be registered, including to the extent so required, by filing and causing to become effective a post-effective amendment to the Company Shelf Registration Statement and any related prospectus supplement.

(c) If the Piggyback Registration in respect of which the Company gives notice pursuant to Section 8.2(a), or the Company Shelf Takedown Public Offering in respect of which the Company gives notice pursuant to Section 8.2(a)(ii), is an underwritten offering, and the managing underwriter or managing underwriters of such offering advise the Company and the Investor that, in their reasonable view, the amount of securities requested to be included in such registration or offering (including Registrable Securities requested by the Investor to be included in such registration or offering and any securities that the Company or any other Person proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size (which shall be within a price range acceptable to the Company), then the Company shall so advise the Investor, and shall include in such offering the number which can be so sold in the following order of priority, up to the Maximum Offering Size:

(i) first, the securities that the Company proposes to sell up to the Maximum Offering Size;

(ii) second, the Registrable Securities requested by the Investor to be included in such registration or offering; and

(iii) third, other securities of the Company requested to be included in such registration or offering by the holders thereof, allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among the respective holders thereof on the basis of the number of securities requested to be included therein by each such holder.

(d) (i) If the Piggyback Eligible Holder requests to be included in the Piggyback Registration, or the Investor requests to be included in a Company Shelf Takedown Public Offering, it must sell its Registrable Securities to the underwriters selected as provided in Section 8.2(f) on the same terms and conditions as apply to the Company. Promptly (and in any event within one (1) Business Day) following receipt of notification by the Company from the managing underwriter of a range of prices at which such Registrable Securities are likely to be sold, the Company shall so advise the Investor if it requests registration (or inclusion, as the case may be) in such offering of such price.

(ii) If the Investor disapproves of the terms of any such underwriting (including the price offered by the underwriter(s) in such offering), the Investor may elect to withdraw any or all of its Registrable Securities therefrom, without prejudice to the rights of the Investor to include Registrable Securities in any future Piggyback Registration (or Company Shelf Takedown Public Offering, as the case may be) or other Registration Statement, by written notice to the Company and the managing underwriter(s) delivered on or prior to the effective date of such Piggyback Registration Statement or Company Shelf Takedown Public Offering or, if later, prior to the date on which the pricing of the relevant offering is expected to occur. Any Registrable Securities withdrawn from such underwriting shall be excluded and withdrawn from the registration or offering.

(e) The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 8.2 prior to the effective date of such Registration Statement or pricing date of such offering, whether or not the Investor has elected to include Registrable Securities therein, without prejudice, however, to the right of the Investor immediately to request that such registration be effected as an offering under Section 8.1 to the extent permitted thereunder and subject to the terms set forth therein. The registration expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 8.7 hereof.

(f) If a Piggyback Registration or Company Shelf Takedown Public Offering pursuant to this Section 8.2 involves an underwritten offering, the Company shall have the right, in consultation with the Investor, to (i) determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees, and (ii) select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter.

(g) No registration or offering effected under this Section 8.2 shall relieve the Company of its obligations to effect any registration of the offer and sale of Registrable Securities under Section 8.1 hereof, and no registration effected pursuant to this Section 8.2 shall be deemed to have been effected pursuant to Section 8.1 hereof.

Section 8.3 Required Suspension Period.

(a) Notwithstanding any other provision of this Agreement, the Company shall have the right but not the obligation to defer the filing of (but not the preparation of), or suspend the use by the Investor of, any Shelf Registration Statement for a period of up to forty-five (45) days:

(i) if an event occurs as a result of which the Shelf Registration Statement and any related prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, at such time not misleading, or if it shall be necessary to amend the Shelf Registration Statement, file a new Registration Statement or supplement any related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder;

(ii) upon issuance by the SEC of a stop order suspending the effectiveness of any Shelf Registration Statement with respect to Registrable Securities or the initiation of Legal Proceedings with respect to such Shelf Registration Statement under Section 8(d) or 8(e) of the Securities Act;

(iii) if the Company believes that any such registration or offering (A) should not be undertaken because it would reasonably be expected to materially interfere with any material corporate development or plan of the Company or (B) would require the Company, under applicable securities Laws and other Laws, to make disclosure of MNPI that would not otherwise be required to be disclosed at that time and the Company believes in good faith that such disclosures at that time would not be in the Company’s best interests; provided, that this exception (B) shall continue to apply only during the time that such MNPI has not been disclosed and remains material;

(iv) if the Company elects at such time to offer equity securities of the Company to fund a merger, third-party tender offer or other business combination, acquisition of assets or similar transaction; or

(v) if the Company is pursuing a primary underwritten offering of Common Stock pursuant to a Registration Statement (any such period contemplated by clauses (i) through (v) of this Section 8.3(a), a “Suspension Period”);

(b) In no event shall the Company declare a Suspension Period more than four (4) times in any twelve (12)-month period or for more than an aggregate of seventy-five (75) days in any twelve (12)-month period. The Company shall give written notice to the Investor of its declaration of a Suspension Period and of the expiration of the relevant Suspension Period.

Section 8.4 Registration Procedures.

(a) Requirements. In connection with the Company’s obligations under this Article VIII, the Company shall use its commercially reasonable efforts to effect such registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(i) as promptly as practicable, prepare the required Shelf Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and prospectus, and, before filing a Shelf Registration Statement or prospectus or any amendments or supplements thereto, (x) furnish to the Investor copies of all documents prepared to be filed, which documents shall be subject to the review of the Investor and its counsel, (y) make such changes in such documents concerning the Investor prior to the filing thereof as the Investor, or its counsel, may reasonably request and (z) not file any Shelf Registration Statement or prospectus or amendments or supplements thereto to which the Investor, in such capacity, shall reasonably object;

(ii) prepare and file with the SEC such amendments and post-effective amendments to such Shelf Registration Statement and supplements to the prospectus as may be (x) reasonably requested by the Investor with respect to Registrable Securities covered by such Shelf Registration Statement, or (y) necessary to keep such Shelf Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities Laws with respect to the sale or other disposition of all securities covered by such Shelf Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Shelf Registration Statement;

(iii) notify the Investor and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company, (a) when such Shelf Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement thereto has been filed, (b) of any written comments by the SEC, or any request by the SEC or other Governmental Entity for amendments or supplements to such Shelf Registration Statement or such prospectus, or for additional information (whether before or after the effective date of the Shelf Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the registration, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or any Order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(iv) promptly notify the Investor when the Company becomes aware of the happening of any event as a result of which such Shelf Registration Statement or the prospectus included in such Shelf Registration Statement (as then in effect)

contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such prospectus or any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, when any issuer free writing prospectus (as defined in Rule 433 under the Securities Act) relating to an offer of the Registrable Securities includes information that may materially conflict with the information contained in such Shelf Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Shelf Registration Statement or prospectus in order to comply with the Securities Act and the rules and regulations thereunder and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the Investor, an amendment or supplement to such Shelf Registration Statement or prospectus, which shall correct such misstatement or omission or effect such compliance; and

(b) take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 8.5 Required Information. The Company may require the Investor to furnish to the Company such information regarding the distribution of such securities and such other information relating to the Investor and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing (provided that such information shall be used only in connection with such registration) and the Company may exclude from such registration or sale the Investor’s Registrable Securities if the Investor fails to furnish such information within a reasonable time after receiving such request. The Investor agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

Section 8.6 Confidentiality. Pending any required public disclosure by the Company and subject to applicable legal requirements and the terms of this Agreement, the Parties will maintain the confidentiality of details contained in all notices and other communications regarding a prospective sale of securities hereunder.

Section 8.7 Expenses. All expenses incurred in connection with any Shelf Registration Statement or registered offering covering Registrable Securities, including all registration and filing fees, printing expenses, the fees and expenses of the independent certified public accountants, the fees and expenses of the Company’s legal counsel, transfer agent’s fees, the expense of qualifying such Registrable Securities under state “Blue Sky” Laws, and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) reasonable fees and expenses of one (1) firm of attorneys selected by the Investor Beneficially Owning at least a majority of the outstanding Registrable Securities, will be borne by the Company. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to Registrable Securities sold for the account of the Investor (and any Taxes related thereto) will be borne by the Investor.

Section 8.8 Assignability of Registration Rights. The rights and obligations granted to the Investor in this Article VIII and the indemnification in Article IX shall be automatically assigned to any transferee of Registrable Securities. To the extent Registrable Securities are transferred, any reference in this Article VIII or Article IX to “Investor” shall be treated as a reference to such transferee. Any transferee of Registrable Securities shall execute any joinder or other agreement or instrument that the Company reasonably requests in order to effectuate this Section 8.8.

ARTICLE IX

INDEMNIFICATION AND CONTRIBUTION

Section 9.1 Indemnification by the Company.

(a) Indemnification with Regard to Certain Securities Matters. In the event of any registration under the Securities Act by any Shelf Registration Statement pursuant to rights granted in this Agreement of Registrable Securities, or any offering made pursuant thereto, the Company will indemnify and hold harmless the Investor and its respective officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies and Affiliates (in each case, in their capacities as such), and each underwriter of such securities and each other Person, if any, who Controls the Investor or such underwriter within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable legal fees and costs of court), joint or several, to which the Investor and its officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies or Affiliates, or such underwriter or any such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact (i) contained, on its effective date, in any Shelf Registration Statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus forming a part of such Shelf Registration Statement, in the light of the circumstances under which they were made) not misleading or (ii) contained in any preliminary prospectus (if used prior to the filing of the final prospectus) or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus) or any free writing prospectus, or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading; provided, however, that the Company shall not be liable to the Investor or its officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies and Affiliates or an underwriter or any other Person who Controls the Investor or such underwriter in any such case if and to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Shelf Registration Statement, such amendment or supplement or such prospectus, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Investor or such underwriter specifically for use in the preparation thereof.

(b) Indemnification with Regard to this Agreement. The Company will indemnify and hold harmless the Investor and its officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies and Affiliates (in each case, in their capacities as such) and each other Person, if any, who Controls the Investor within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable legal fees and costs of court), arising out of a claim asserted by a third-party that the Investor and its officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies or Affiliates, or any such controlling Person may incur or to which they may become subject arising out of or in connection with the breach of any of the representations, warranties or covenants of the Company set forth in this Agreement; provided, that the foregoing indemnity will not, as to any indemnified person, apply to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such indemnified person.

Section 9.2 Indemnification by Investor. The Investor will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 9.1(a)) the Company, its officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies and Affiliates (in each case, in their capacities as such), and each other Person, if any, who Controls such the Company within the meaning of the Securities Act, against any losses, claims, damages, or liabilities (including reasonable legal fees and costs of court), joint or several, to which the Company and such officers, directors, managers, employees, limited partners, general partners, equityholders, investment managers, management companies or Affiliates or any such controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact (a) contained, on its effective date, in any Shelf Registration Statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, or which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus forming a part of such Shelf Registration Statement, in the light of the circumstances under which they were made) not misleading or (b) contained in any preliminary prospectus (if used prior to the filing of the final prospectus) or in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), or which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading, if and to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Investor specifically for use in the preparation thereof; provided, however, that the total amount to be indemnified by the Investor pursuant to this Section 9.2 shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by the Investor in the offering to which such Shelf Registration Statement relates; provided, further, that the Investor shall not be liable in any case to the extent that prior to the filing of any such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto, the Investor has furnished in writing to the Company information expressly for use in, and within a reasonable period of time prior to the effectiveness of, such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided by the Investor to the Company.

Section 9.3 Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 9.1 or Section 9.2, the indemnified party will, if a resulting claim is to be made or may be made against an indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in Section 9.1 or Section 9.2, as applicable, except to the extent, if any, that the indemnifying party is actually materially prejudiced by the failure to give notice and then only to such extent. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (a) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (b) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (c) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one (1) separate firm of attorneys (in addition to one (1) local counsel for each jurisdiction, if necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for all indemnified parties with regard to all claims arising out of similar circumstances; and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will consent to entry of any judgment or enter into any settlement which (y) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (z) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

Section 9.4 Contribution.

(a) If the indemnification required by Section 9.1 or Section 9.2, as applicable, from the indemnifying party is unavailable to or insufficient to indemnify and hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses as required by Section 9.1 or Section 9.2, as applicable, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations.

(b) In respect to contribution relating to matters requiring indemnification pursuant to Section 9.1(a) and Section 9.2:

(i) the relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action; provided, however, that the total amount to be contributed by the Investor pursuant to this Section 9.4(b) shall be limited to the net proceeds (after deducting underwriters’ discounts and commissions) received by the Investor in the offering to which such Shelf Registration Statement relates; provided, further, that the Investor shall not be liable in any case to the extent that prior to the filing of any such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto, the Investor has furnished in writing to the Company information expressly for use in, and within a reasonable period of time prior to the effectiveness of, such Shelf Registration Statement, prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously provided by the Investor to the Company;

(ii) notwithstanding the provisions of Section 9.4(b)(i), no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission; and

(iii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such a fraudulent misrepresentation.

(c) The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to in this Section 9.4 shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(d) The Company and the Investor agree that it would not be just and equitable if contribution pursuant to this Section 9.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 9.4.

(e) For purposes of this Section 9.4, each Person who Controls the Investor or any underwriter thereof within the meaning of either the Securities Act or the Exchange Act and each officer, director and Affiliate of the Investor shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 9.4.

Section 9.5 Survival. The representations and warranties set forth in Section 3.1 through Section 3.6 and Section 3.13 shall survive the Closing indefinitely and the other representations and warranties contained in this Agreement shall survive the Closing for a period of twelve (12) months following the date hereof regardless of any investigation made by or on behalf of the Company or the Investor. The covenants made in this Agreement shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Private Placement Shares and payment therefor. All indemnification obligations of the Company and the Investor pursuant to this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the parties, regardless of any purported general termination of this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and the Investor;

(b) by the Investor (so long as the Investor is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), if there has been a violation, breach or failure to perform by the Company of any representation, warranty, covenant or agreement contained in this Agreement which violation, breach or failure to perform by the Company would cause any condition set forth in Section 6.1 not to be satisfied and such (i) condition set forth in Section 6.1 is incapable of being satisfied by the Outside Date or (ii) violation, breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that the Company was notified by the Investor in writing of such violation, breach or failure to perform or (B) the day prior to the Outside Date;

(c) by the Company (so long as the Company is not then in material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement), if there has been a violation, breach or failure to perform by the Investor of any covenant, representation, warranty or agreement contained in this Agreement which violation, breach or failure to perform by the Investor would cause any condition set forth in Section 6.2 not to be satisfied and such (i) condition set forth in Section 6.2 is incapable of being satisfied by the Outside Date or (ii) violation, breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that the Investor was notified by the Company in writing of such violation, breach or failure to perform or (B) the day prior to the Outside Date; or

(d) by either the Investor or the Company, if the Closing has not been consummated on or before May 31, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(d) will not be available to any Party whose breach of this Agreement has been the proximate cause of the failure of the Closing to occur by the Outside Date.

Section 10.2 Notice of Termination. If this Agreement is terminated pursuant to Section 10.1, written notice of such termination shall be given by the terminating Party to the other Party (setting forth a reasonably detailed description of the basis on which such party is terminating this Agreement).

Section 10.3 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1 by the Investor or the Company, this Agreement will become void and have no effect, without any liability or obligation on the part of the Investor or the Company (or any other Person); provided, that, notwithstanding the foregoing, (a) no such termination shall relieve any Party hereto of any liability for common law actual (and not constructive) fraud or willful and material breach by such Party of this Agreement and (b) the provisions of Section 5.1, this Section 10.3 and Article XI will survive any such termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to the Company:

FirstEnergy Corp.

76 South Main Street

Akron, OH 44308

Fax: [***]

Attention: Treasurer

Email: [***]

and

FirstEnergy Corp.

76 South Main Street

Akron, OH 44308

Fax: [***]

Attention: Legal Department

Email: [***]

with copies (which shall not constitute notice) to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Fax: [***]

Attention: Andrew C. Thomas, Esq.

Email: [***]

(b)	If to the Investor:

345 Park Avenue

New York, NY 10154

Attention: Legal Counsel – Blackstone Infrastructure Partners

Email: [***]

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Ravi Purohit, Esq.; David S. Allinson, Esq.

Email: [***]

Section 11.2 Assignment; Third-Party Beneficiaries. Other than as provided for in Section 8.8 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company, and any purported assignment in violation of this Section 11.2 shall be void ab initio. Except with respect to the rights of third parties set forth in Article IX and Section 11.13, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 11.3 Prior Negotiations; Entire Agreement. This Agreement (including the agreements attached as exhibits and schedules to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

Section 11.4 Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR THE FINANCING, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.5 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 11.6 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only upon written consent by the

Company and the Investor. Any amendment, restatement, modification or change effected in accordance with this Section 11.6 shall be binding upon the Investor, each transferee or future holder of the Private Placement Shares, and the Company. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 11.7 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 11.8 Specific Performance. Each of the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that each of the Parties hereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party hereto from pursuing other rights and remedies to the extent available under such agreement, herein, at law or in equity.

Section 11.9 Relationship Among Parties.

(a) Notwithstanding anything herein to the contrary, the duties and obligations of the Investor, on the one hand, and the Company, on the other hand, arising under this Agreement shall be several, not joint. No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement. The Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company. The Company acknowledge and the Investor confirms that it has independently participated in the negotiation of the transactions contemplated under this Agreement with the advice of counsel and advisors.

(b) It is understood and agreed that the Investor does not have any duty of trust or confidence in any form with the Company, or any of the Company’s other stakeholders and, except as expressly provided in this Agreement, there are no agreements, commitments or undertakings by, among or between any of them with respect to the subject matter hereof.

Section 11.10 Tax Forms. If the Company (or its agent) determines in its reasonable discretion that it is necessary or appropriate to request Internal Revenue Service tax forms (including but not limited to Form W-9, W-8BEN, W-8BEN-E, W-8ECI, W-8IMY (and attachments thereto), or any successors thereto) (“Tax Forms”) to determine its tax reporting and withholding obligations, if any, the Investor shall promptly provide, solely to the extent legally entitled to do so, such duly completed Tax Forms to the Company (or its agent), and the Company

(or its agent) shall be entitled to rely on such forms in determining its tax reporting and withholding obligations, if any.

Section 11.11 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees and excluding any investment banking fees (collectively, “Transaction Expenses”) shall be paid by the Party incurring such expenses, except that, upon consummation of the Closing, the Company shall reimburse the Investor for its reasonable and documented Transaction Expenses in an aggregate amount not to exceed $1,500,000.

Section 11.12 Letter Agreement. The Company and the Investor hereby agree that the letter agreement, dated as of October 13, 2021, between the Company and Blackstone Infrastructure Advisors L.L.C. shall, notwithstanding anything to the contrary therein, terminate in its entirety immediately and automatically, without any further action from any party thereto or any other Person, upon the execution of this Agreement, and that the parties thereto shall have no obligations or rights thereunder from and after such termination; provided, however, that such termination will not affect the liability of any party thereto for any prior breach of any provision of such letter agreement that occurred prior to such termination.

Section 11.13 Third-Party Beneficiary. The Company and the Investor hereby acknowledge and agree that the Placement Agents are third-party beneficiaries of the representations and warranties of the Company and the Investor contained in this Agreement.

Section 11.14 No Recourse. All Legal Proceedings, demands, disputes, cross claims, counterclaims or causes of action (whether in contract or tort, at Law or in equity, or otherwise) that may be based upon, arise out of or relate to this Agreement, the agreements contemplated hereby or the negotiation, execution or performance of this Agreement, may be made only against the Parties; provided, that nothing in this Section 11.14 shall limit, modify or otherwise impair any of the Company’s rights or remedies under the Guaranty. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney, financing source or representative of any Party hereto (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at Law or in equity, or otherwise or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations, representations, warranties or liabilities arising under, in connection with or related to this Agreement or the transactions contemplated hereby or for any claim based on, in respect of, or by reason of this Agreement or the negotiation, execution or performance of this Agreement and, to the maximum extent permitted by Law, each Party irrevocably and unconditionally waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate; provided, that nothing in this Section 11.14 shall limit, modify or otherwise impair any of the Company’s rights or remedies under the Guaranty. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (b) each Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this

Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement; provided, that nothing in this Section 11.14 shall limit, modify or otherwise impair any of the Company’s rights or remedies under the Guaranty. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 11.14.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

FIRSTENERGY CORP.

By:	/s/ Steven R. Staub
Name: Steven R. Staub
Title: Vice President and Treasurer

[Signature page to Common Stock Purchase Agreement]

BIP SECURITIES II-B L.P.

BY:	BIP HOLDINGS MANAGER L.L.C., ITS GENERAL PARTNER

By:	/s/ Sean Klimczak
Name: Sean Klimczak
Title: Senior Managing Director

[Signature page to Common Stock Purchase Agreement]

ANNEX A

Form of Legal Opinion

ANNEX B

Form of Secretary’s Certificate

ANNEX C

Confidentiality Agreement

ANNEX D

Board Observer Agreement

ANNEX E

Guaranty